                                                                   Exhibit 28(a)



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 11-K

                         ------------------------------


               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                   For the Fiscal Year Ended December 29, 1996

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number  1-3215

                         ------------------------------


                                JOHNSON & JOHNSON
                                  SAVINGS PLAN

                            (Full title of the Plan)


                                JOHNSON & JOHNSON
                           ONE JOHNSON & JOHNSON PLAZA
                         NEW BRUNSWICK, NEW JERSEY 08933


           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.  Financial Statements and Exhibits

         Report of Independent Accountants

         Financial Statements:
             Statements of Net Assets Available for Benefits, with Fund Information as of December 31, 1996 and 1995

             Statements of Changes in Net Assets Available for Benefits, with Fund Information for the years ended December 31, 1996 and 1995

         Notes to Financial Statements

         Supplemental Schedules:
           Schedule of Assets Held For Investment Purposes at December 31, 1996

           Schedule of Reportable Transactions for the year ended December 31, 1996

           Schedule of Nonexempt Transactions for the year ended December 31, 1996


Consent of Coopers & Lybrand L.L.P., dated June 20, 1997


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            JOHNSON & JOHNSON SAVINGS PLAN



                                            By:______________________________
                                                  R. Darretta
                                                  Chairman, Pension Committee
June  20, 1997

                         JOHNSON & JOHNSON SAVINGS PLAN

                                   -----------



                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULES

                          as of and for the years ended
                           December 31, 1996 and 1995

                         JOHNSON & JOHNSON SAVINGS PLAN
                                      INDEX



         Report of Independent Accountants                                              2

         Financial Statements:
              Statements of Net Assets Available for Benefits, with
              Fund Information as of December 31, 1996 and 1995                         3-4

              Statements of Changes in Net Assets Available for
              Benefits, with Fund Information for the years ended
              December 31, 1996 and 1995                                                5-6


         Notes to Financial Statements                                                  7-16

         Supplemental Schedules:
              Item 27a - Schedule of Assets Held For Investment Purposes
              at December 31, 1996                                                      17-18

              Item 27d - Schedule of Reportable Transactions for
              the year ended December 31, 1996                                          19

              Item 27e - Schedule of  Nonexempt Transactions for
              the year ended December 31, 1996                                          20

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Pension Committee of
Johnson & Johnson Savings Plan

We have audited the accompanying statement of net assets available for benefits, with fund information of the Johnson & Johnson Savings Plan (the "Savings Plan") as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits, with fund information for the years then ended. These financial statements are the responsibility of the Savings Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan as of December 31, 1996 and 1995 and the changes in net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules as listed in the accompanying index on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The Fund Information in the statements of net assets available for benefits and the related statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the statements of net assets available for benefits and statements of changes in net assets available for benefits for each fund. The supplemental schedules and Fund Information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.



Parsippany, New Jersey
May 23, 1997

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1996





                                                                                 PARTICIPANT DIRECTED
                                                       -----------------------------------------------------------------


                                                                          Fixed        Intermediate
                                                        USGS Fund      Interest Fund     Bond Fund         Balanced Fund
                                                        ---------      -------------    -----------        -------------
ASSETS:

Deposits in Group Annuity Contracts (Note 2)                            $610,823,219

Investments at Fair Value (Notes 2 and 6)

Investments in Master Trust (Notes 2 and 6)             $17,256,196                     $16,738,962         $76,500,266

Accrued Dividends and Interest Receivable                    80,446        2,851,698

Due from Johnson & Johnson

Assets Designated for Transfer (Note 2)

Hardship Loans to Participants

                                                        -----------     ------------    -----------         -----------
    Total Assets                                        $17,336,642     $613,674,917    $16,738,962         $76,500,266
                                                        -----------     ------------    -----------         -----------


LIABILITIES

Accrued Expenses                                        $     1,997     $     72,108    $     1,798         $     9,188

Accrued Interest

Long-Term Note Payable to J&J


                                                        -----------     ------------    -----------         -----------
Net Assets Available for Benefits                       $17,334,645     $613,602,809    $16,737,164         $76,491,078
                                                        ===========     ============    ===========         ===========

                                                 PARTICIPANT DIRECTED
                                              -----------------------------
                                                                Diversified
                                              J&J Stock Fund    Equity Fund   Loan Fund
                                              --------------    -----------   ---------
Deposits in Group Annuity Contracts (Note 2)

Investments at Fair Value (Notes 2 and 6)      $607,192,136

Investments in Master Trust (Notes 2 and 6)                    $368,472,950

Accrued Dividends and Interest Receivable             7,966                    $   8,703

Due from Johnson & Johnson

Assets Designated for Transfer (Note 2)

Hardship Loans to Participants                                                 5,254,804

                                               ------------    ------------   ----------
    Total Assets                               $607,200,102    $368,472,950   $5,263,507
                                               ------------    ------------   ----------


LIABILITIES

Accrued Expenses                               $     71,309    $    243,228

Accrued Interest

Long-Term Note Payable to J&J


                                               ------------    ------------   ----------
Net Assets Available for Benefits              $607,128,793    $368,229,722   $5,263,507
                                               ============    ============   ==========


                                                   Employee Stock Ownership
                                                     Plan Trust Fund
                                                  -------------------------         Total
                                                  Allocated     Unallocated      Savings Plan
                                                  ---------     -----------      ------------
Deposits in Group Annuity Contracts (Note 2)                                     $  610,823,219

Investments at Fair Value (Notes 2 and 6)       $123,998,633   $180,197,654         911,388,423

Investments in Master Trust (Notes 2 and 6)                                         478,968,374

Accrued Dividends and Interest Receivable              8,127         11,127           2,968,067

Due from Johnson & Johnson                                        7,927,197           7,927,197

Assets Designated for Transfer (Note 2)           17,933,605    (17,933,605)

Hardship Loans to Participants                                                        5,254,804

                                                ------------   ------------      --------------
    Total Assets                                $141,940,365   $170,202,373      $2,017,330,084
                                                ------------   ------------      --------------


LIABILITIES

Accrued Expenses                                                                 $      399,628

Accrued Interest                                               $  5,243,161           5,243,161

Long-Term Note Payable to J&J                                    66,579,822          66,579,822


                                                ------------   ------------      --------------
Net Assets Available for Benefits               $141,940,365   $ 98,379,390      $1,945,107,473
                                                ============   ============      ==============


                       See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
      STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                             As of December 31, 1995

                                                                                            PARTICIPANT DIRECTED
                                                  ----------------------------------------------------------------------------

                                                                   Fixed        Intermediate
                                                  USGS Fund     Interest Fund     Bond Fund      Balanced Fund  J&J Stock Fund
                                                  ---------     -------------     ---------      -------------  --------------
ASSETS:

Deposits in Group Annuity Contracts (Note 2)                     $607,340,676

Investments at Fair Value (Notes 2 and 6)                                                                        $440,459,022

Investments in Master Trust (Notes 2 and 6)     $10,110,932                       $11,978,234     $49,241,980

Accrued Dividends and Interest Receivable            49,238         3,481,506                                          19,464

Due from Johnson & Johnson

Assets Designated for Transfer (Note 2)

Hardship Loans to Participants

                                                -----------      ------------     -----------     -----------    ------------
    Total Assets                                $10,160,170      $610,822,182     $11,978,234     $49,241,980    $440,478,486
                                                -----------      ------------     -----------     -----------    ------------


LIABILITIES

Accrued Expenses                                $       694      $     67,199     $       809     $     3,239    $     23,363

Accrued Interest

Long-Term Note Payable to J&J


                                                -----------      ------------     -----------     -----------    ------------
Net Assets Available for Benefits               $10,159,476      $610,754,983     $11,977,425     $49,238,741    $440,455,123
                                                ===========      ============     ===========     ===========    ============


                                                 Participant
                                                  Directed
                                                 -----------                     Employee Stock Ownership
                                                                                     Plan Trust Fund
                                                 Diversified                   ------------------------------          Total
                                                 Equity Fund     Loan Fund     Allocated          Unallocated       Savings Plan
                                                 -----------     ---------     ---------          -----------       ------------
ASSETS:

Deposits in Group Annuity Contracts (Note 2)                                                                       $  607,340,676

Investments at Fair Value (Notes 2 and 6)                                        $86,948,778     $173,967,682         701,375,482

Investments in Master Trust (Notes 2 and 6)      $276,397,803                                                         347,728,949

Accrued Dividends and Interest Receivable                          $    24,991                         19,024           3,594,223

Due from Johnson & Johnson                                                                          8,753,583           8,753,583

Assets Designated for Transfer (Note 2)                                           19,041,447      (19,041,447)

Hardship Loans to Participants                                      $3,006,987                                          3,006,987

                                                 ------------       ----------  ------------     ------------      --------------
    Total Assets                                 $276,397,803       $3,031,978  $105,990,225     $163,698,842      $1,671,799,900
                                                 ------------       ----------  ------------     ------------      --------------


LIABILITIES

Accrued Expenses                                 $     20,356                                                       $      115,660

Accrued Interest                                                                                 $  5,740,043            5,740,043

Long-Term Note Payable to J&J                                                                      72,747,066           72,747,066


                                                 ------------       ----------  ------------      -----------       --------------
Net Assets Available for Benefits                $276,377,447       $3,031,978  $105,990,225      $85,211,733       $1,593,197,131
                                                 ============       ==========  ============      ===========       ==============



                       See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1996



                                                                                 PARTICIPANT DIRECTED
                                              ------------------------------------------------------------------------------------

                                                                 Fixed          Intermediate
                                              USGS Fund       Interest Fund       Bond Fund        Balanced Fund    J&J Stock Fund
                                              ---------       -------------     -------------      -------------    --------------
Employee Contributions (Note 3)               $  1,279,645     $  26,445,632     $  2,140,977     $   8,866,474     $  33,954,707


Employer Contributions (Note 3)                    414,888         8,798,272          659,365         2,659,125        11,433,727

Interest                                           891,759        39,992,993        1,073,776         1,960,085            84,875

Dividends                                                                                                               8,274,786
                                              ------------     -------------     ------------     -------------     -------------
                                                 2,586,292        75,236,897        3,874,118        13,485,684        53,748,095

Additions to (Deductions From) Net Assets:

Neutrogena Transfer-In (Note 1)                  8,683,362         2,491,438        1,292,468         3,528,162         7,372,567

Payments to Participants (Note 4)               (1,406,944)      (28,775,430)        (439,889)       (1,431,683)      (20,755,596)

Change in Unrealized Net Appreciation
   of Investments                                                                    (205,640)          856,938        69,484,774

Realized Net Gain on Sale of Investments                                              108,566         5,830,619        14,213,619

Interest Expense

Administrative Expenses                            (11,541)         (445,379)         (47,884)         (387,583)         (453,565)

Assets Transferred (Note 2)                     (2,676,000)      (45,659,700)         178,000         5,370,200        43,063,776
                                              ------------     -------------     ------------     -------------     -------------

                                              $  7,175,169     $   2,847,826    $   4,759,739      $ 27,252,337     $ 166,673,670

Net Assets, Beginning of Period                 10,159,476       610,754,983       11,977,425        49,238,741       440,455,123

                                              ------------     -------------     ------------     -------------     -------------

Net Assets, End of Period                     $ 17,334,645     $ 613,602,809     $ 16,737,164     $  76,491,078     $ 607,128,793
                                              ============     =============     ============     =============     =============


                                               Participant
                                                Directed                            Employee Stock Ownership
                                               -----------                              Plan Trust Fund
                                               Diversified                         ---------------------------           Total
                                               Equity Fund         Loan Fund       Allocated       Unallocated        Savings Plan
                                               -----------         ---------       ---------       -----------        ------------
Employee Contributions (Note 3)                $  23,528,986                                                         $   96,216,421


Employer Contributions (Note 3)                    7,344,508                                        $   7,927,197        39,237,082

Interest                                                            $  380,160      $    53,865            79,114        44,516,627

Dividends                                          5,815,579                            560,967         3,822,612        18,473,944
                                                ------------     -------------    -------------     -------------    --------------
                                                  36,689,073           380,160          614,832        11,828,923       198,444,074

Additions to (Deductions From) Net Assets:

Neutrogena Transfer-In (Note 1)                    4,133,147         1,714,658                                           29,215,802

Payments to Participants (Note 4)                 (9,974,627)          136,711       (3,550,659)                        (66,198,117)

Change in Unrealized Net Appreciation
   of Investments                                 30,981,029                          28,930,038        14,994,135      145,041,274

Realized Net Gain on Sale of Investments          31,380,998                           2,401,469                         53,935,271

Interest Expense                                                                                        (6,061,565)      (6,061,565)

Administrative Expenses                           (1,120,445)                                                            (2,466,397)

Assets Transferred (Note 2)                         (236,900)                         7,554,460         (7,593,836)
                                                ------------     -------------    -------------     -------------    --------------

                                                $ 91,852,275     $   2,231,529    $  35,950,140     $   13,167,657   $  351,910,342

Net Assets, Beginning of Period                  276,377,447         3,031,978      105,990,225         85,211,733    1,593,197,131

                                                ------------     -------------    -------------     --------------    -------------

Net Assets, End of Period                       $368,229,722     $   5,263,507    $ 141,940,365     $   98,379,390   $1,945,107,473
                                                ============     =============    =============     ==============   ==============



                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS with FUND INFORMATION
                      For The Year Ended December 31, 1995


                                                                                 PARTICIPANT DIRECTED
                                                 ----------------------------------------------------------------------------------
                                                                  Fixed         Intermediate
                                                 USGS Fund      Interest Fund     Bond Fund        Balanced Fund     J&J Stock Fund
                                                 ---------      -------------    -----------       -------------     --------------
Employee Contributions (Note 3)               $  1,247,647     $  31,051,782     $   1,923,622     $   6,498,250     $  23,524,426

Employer Contributions (Note 3)                    419,079        10,551,854           573,719         1,974,513         8,200,569

Interest                                           565,456        40,669,619           655,216         1,210,751            92,718

Dividends                                                                                                                6,137,231
                                              ------------     -------------     -------------     -------------     -------------
                                                 2,232,182        82,273,255         3,152,557         9,683,514        37,954,944


Additions to (Deductions From) Net Assets:

Payments to Participants (Note 4)                 (812,168)      (37,240,718)         (496,005)       (1,931,019)      (16,380,727)

Change in Unrealized Net Appreciation                                                  769,412         5,966,829       137,687,670
   of Investments

Realized Net Gain on Sale of Investments                                               129,277         2,616,270         9,991,460

Interest Expense

Administrative Expenses                             (8,361)         (583,006)          (28,687)         (182,913)         (253,892)

Assets Transferred (Note 2)                      2,086,752       (36,832,034)        1,646,700         3,122,300        20,624,100
                                              ------------     -------------     -------------     -------------     -------------

                                              $  3,498,405     $   7,617,497     $   5,173,254     $  19,274,981     $ 189,623,555

Net Assets, Beginning of Period                  6,661,071       603,137,486         6,804,171        29,963,760       250,831,568

                                              ------------     -------------     -------------     -------------     -------------

Net Assets, End of Period                     $ 10,159,476     $ 610,754,983     $  11,977,425     $  49,238,741     $ 440,455,123
                                              ============     =============     =============     =============     =============



                                          Participant
                                           Directed                             Employee Stock Ownership
                                          -----------                               Plan Trust Fund
                                          Diversified                          ------------------------                Total
                                          Equity Fund         Loan Fund        Allocated    Unallocated             Savings Plan
                                          -----------         ---------        ---------     ----------             ------------
Employee Contributions (Note 3)           $  19,589,461                                                           $  83,835,188

Employer Contributions (Note 3)               6,466,283                       $   8,753,583                          36,939,600

Interest                                                    $     224,890                       $     130,036        43,548,686

Dividends                                     4,916,778                           1,347,644         2,521,572        14,923,225
                                          -------------     -------------     -------------     -------------     --------------
                                             30,972,522           224,890        10,101,227         2,651,608       179,246,699


Additions to (Deductions From) Net Assets:

Payments to Participants (Note 4)            (9,941,160)          340,693        (2,752,858)                        (69,213,962)

Change in Unrealized Net Appreciation        45,039,099                          40,388,503        52,010,538       281,862,051
   of Investments

Realized Net Gain on Sale of Investments     21,507,343                                             1,502,649        35,746,999

Interest Expense                                                                                   (6,656,031)       (6,656,031)

Administrative Expenses                        (576,099)                                                             (1,632,958)

Assets Transferred (Note 2)                   9,419,894                            (67,712)
                                          -------------     -------------     -------------     -------------     --------------

                                          $  96,421,599     $     565,583     $  47,669,160       $49,508,764    $  419,352,798

Net Assets, Beginning of Period             179,955,848         2,466,395        58,321,065        35,702,969     1,173,844,333

                                          -------------     -------------     -------------     -------------    --------------

Net Assets, End of Period                 $ 276,377,447     $   3,031,978     $ 105,990,225     $  85,211,733    $1,593,197,131
                                          =============     =============     =============     =============    ==============



                        See Notes to Financial Statements

                         JOHNSON & JOHNSON SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS


1.       Organization:

         The Johnson & Johnson Savings Plan (the "Plan" - a defined contribution plan) was established on June 1, 1982 for eligible salaried and non-union hourly employees of Johnson & Johnson (the "Company") and certain domestic subsidiaries. The Plan was designed to enhance the existing retirement program of eligible employees. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained and transactions therein are executed by the trustee, Bankers Trust Company.

         Effective January 1, 1991, the Company implemented an Employee Stock Ownership Plan ("ESOP") to supplement its existing 401(k) plan. The ESOP is a leveraged employee stock ownership plan and is designed to comply with Section 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986, as amended, and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended. The ESOP is used to fund an additional 25% match of employee contributions ("ESOP contribution").

         Initial funding for the ESOP was made through an advance from Johnson & Johnson of $100 million, which was used to purchase 3,109,600 shares of J&J common stock on the open market. These shares are allocated to Plan participants under a formula set forth in the note agreement. Accordingly, the financial statements of the Plan for the years 1996 and 1995 present separately the assets and liabilities and changes therein pertaining to:

             (a) the accounts of employees with vested rights in allocated stock
                 (Allocated) and

             (b) stock not yet allocated to employees (Unallocated).

         Each participant is entitled to exercise voting rights attributable to the shares allocated to their account.

         Effective April 1, 1996 the assets of the Neutrogena Corporation 401(k) Profit Sharing Plan were transferred into the Johnson & Johnson Savings Plan.


2.       Summary of Significant Accounting Policies:

         Valuation of Investments:

         Equity investments in the Johnson & Johnson Stock Fund and the ESOP, administered by the Bankers Trust Company, are valued at the average of the high and low market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund are recorded at the average market price of the stock transactions for the month during which the contribution is made.



                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


2.       Summary of Significant Accounting Policies, (Continued):

         The investments in the U.S. Government Securities, Fixed Interest, and Diversified Equity funds represent the Plan's share of assets in the Savings Plan Trust. The U.S. Government Securities Fund consists of short-term obligations that are issued or guaranteed by the U.S. Government. Investments are valued at cost which approximates the market. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract values which approximates fair value because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise.

         The average yield of the Fixed Income Fund was approximately 6.78 percent for 1996 and 6.81 percent for 1995. The crediting interest rate of the Fixed Income Fund was approximately 7.09 percent for 1996 and
         7.25 percent for 1995. The difference between the average yield and crediting interest rate is due to administrative charges paid by the Plan. Administrative charges are allocated monthly based on the quarterly percentage of assets in each of the six investment funds. The crediting interest rate for the investment contracts is either agreed-to in advance with the issuer or varies based on an agreed-to formula, but cannot be less than zero. Equity investments and corporate obligations in the Diversified Equity Fund, managed by the Capital Guardian Trust Company, are traded on a national securities exchange and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by the Capital Guardian Trust Company based on the prevailing market values of the underlying investments.

         The Intermediate Bond Fund invests in various kinds of bonds, primarily corporate and U.S. government bonds. The Balanced Fund is invested in a mix of stocks, bonds, and real estate. The investment in these funds represents the Plan's share of the assets in the Johnson & Johnson Pension Trust Fund. These investments are stated at fair value as calculated by the trustee, Bankers Trust Company. Generally, they represent securities traded on a national securities exchange which are valued at the last reported sales price on the last business day of the year.

         Temporary cash investments are stated at redemption value which approximates fair value.

         Transfers:

         Transfers among funds, which are made at the participant's election, have been presented as assets transferred. With respect to the ESOP, transfers represent shares allocated to the participants.

                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


2.       Summary of Significant Accounting Policies, (Continued):

         Use of Estimates:

         The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         Risks and Uncertainties:

         The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

         Other:

         Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method.

         All administrative expenses are paid by the Trust except for certain employees of the J&J Savings Plan Administration Department. The expenses for the recordkeeping system used by the Plan were paid by the Company through October 1996. Beginning in November 1996, these costs are paid by the Trust.

3.       Contributions:

         Participating employees may contribute a minimum of 3% up to a maximum of 20% of their base salary in combinations of pre- and post-tax contributions. Pre-tax contributions may not exceed the smaller of 10% of their base salary or $9,500 in 1996 or $9,240 in 1995. The Company contributes to the Plan an amount equal to 75% of the employee directed contributions of the participants up to a maximum of 6% of the employee's base salary.



                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

3.       Contributions, (continued):

         Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of participants. Such contributions, with the exception of the ESOP contribution, are invested in any of the six investment funds at the direction of the participating employees. The 25% ESOP contribution is invested in J&J stock, except for employees over 55 years of age who may choose the alternative investments. ESOP shares are released from the Trust each February following the payment of the loan (see note 9), in accordance with the ESOP Trust Agreement. Shares released from the Trust, in accordance with the note agreement, may be more or less than shares earned by participants. In the accompanying statements of net assets available for benefits, shares earned by participants in excess of those allocated have been reflected in the accompanying financial statements as assets designated for transfer.

         The number of participants invested in each fund at December 31, 1996 and 1995 was:

                                                                           1996              1995
                                                                           ----              ----
                      U.S. Government Securities Fund                      2,222            1,808
                      Fixed Interest Fund                                 19,253           20,806
                      Intermediate Bond Fund                               2,813            2,308
                      Balanced Fund                                        6,668            4,953
                      Johnson & Johnson Stock Fund                        20,982           17,191
                      Employee Stock Ownership Plan                       28,829           26,973
                      Diversified Equity Fund                             15,273           13,826

         Participants may elect to invest in more than one fund. A total of 32,064 and 30,333 active and former employees had investments in the Plan for 1996 and 1995, respectively.

4.       Benefits:

         All participants are fully vested in their contributions and the company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance.

         Participants are allowed to withdraw their after-tax contributions and earnings thereon, at any time. Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

5.       Loans to Participants:

         Participants may borrow up to a maximum of 50% of their vested account balance or $50,000, whichever is less. Loans bear a market rate of interest plus 1% and are repayable within five years.

                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



6.  Investments:

    Investments held by the Plan as of December 31, 1996 are summarized as follows:

                                          Johnson & Johnson           Employee Stock Ownership
                                              Stock Fund                  Plan Trust Fund                         Combined
                                      ------------------------       --------------------------           ------------------------
                                      Fair Value          Cost           Fair Value        Cost           Fair Value          Cost
                                      ----------          ----           ----------        ----           ----------          ----

    Johnson & Johnson Common Stock   $606,592,091     $322,517,433       $299,640,157    $95,349,753     $906,232,248  $417,867,186

    Temporary Cash Investments            600,045          600,045          4,556,130      4,556,130        5,156,175     5,156,175

                                     ------------     ------------       ------------    -----------     ------------  ------------
                                     $607,192,136     $323,117,478       $304,196,287    $99,905,883     $911,388,423  $423,023,361
                                     ============     ============       ============    ===========     ============  ============


    The investments in the U.S. Government Securities, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 99.6% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:

         Description                                    Fair Value          Cost
         -----------                                    ----------          ----
         USGS Fund:
              U.S. Government Securities - Short Term   $  18,055,692   $  18,055,692
              Other*                                           84,130          84,130

         Fixed Interest Fund:
              Deposits in Group Annuity Contracts         612,131,658     612,131,658
              Other*                                        2,857,861       2,857,861

         Diversified Equity Fund:
              Common Stocks                               369,796,552      269,727,282
              Other*                                          623,223          623,223
                                                    -----------------   --------------

                                                       $1,003,549,116     $903,479,846
                                                    =================   ==============

              * Other consists of interest and/or dividends receivable.




                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED



6.       Investments, (continued):

         The investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 4.0% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Trust on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

              Description                                  Fair Value          Cost
              -----------                                  ----------          ----
              U.S. Government Securities - Short Term  $   124,077,332   $   123,558,511

              Corporate Bonds & Notes - Short Term         110,805,867       107,215,671

              U.S. Government Securities - Long Term        84,840,192        83,710,301

              Corporate Bonds & Notes - Long Term           77,639,128        74,595,639

              Common Stocks:
                  Johnson & Johnson                        268,013,200        28,297,086
                  Other                                  1,373,444,680     1,132,227,680

              Preferred Stocks                              26,114,435        22,892,065

              Commingled Investment Funds                  144,610,428       147,328,704

              Temporary Investments                         77,313,091        76,497,143

              Other                                         58,720,153        58,735,628
                                                        --------------    ---------------

                                                        $2,345,578,506    $1,855,058,428
                                                        ==============    ==============



         Investments held by the Plan as of December 31, 1995 are summarized as follows:

                                           Johnson & Johnson           Employee Stock Ownership
                                              Stock Fund                     Plan Trust Fund                     Combined
                                       ----------------------          -------------------------          ---------------------
                                       Fair Value        Cost            Fair Value         Cost          Fair Value       Cost
                                       ----------        ----            ----------         ----          ----------       ----

Cost

     Johnson & Johnson Common Stock   $439,204,633    $224,753,982      $256,903,078    $ 96,556,687    $696,107,711    $321,310,669

     Temporary Cash Investments           1,254,389      1,254,389         4,013,382       4,013,382       5,267,771       5,267,771

                                       ------------   ------------      ------------    ------------    ------------    ------------


                                       $440,459,022   $226,008,371      $260,916,460    $100,570,069    $701,375,482    $326,578,440
                                       ============   ============      ============    ============    ============    ============


                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


6.   Investments (continued):

     As of December 31, 1995, the investments in the U.S. Government Securities, Fixed Interest, and the Diversified Equity Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 99.7% of fair value) held by the Johnson & Johnson Savings Plan Trust. Total investments held by the Trust on behalf of the Plan and the Johnson & Johnson Savings Plan for Union Represented Employees are summarized as follows:

    Description                                   Fair Value          Cost
    -----------                                   ----------          ----
  USGS Fund:
       U.S. Government Securities - Short Term  $ 10,697,248    $   10,697,248
       Other*                                         52,087            52,087

  Fixed Interest Fund:
       Deposits in Group Annuity Contracts       608,271,081       608,271,081
       Other*                                      3,486,745         3,486,745

  Diversified Equity Fund:
       Common Stocks                             277,019,865       208,082,469
       Other*                                        490,757           490,757
                                                ------------      ------------

                                                $900,017,783      $831,080,387
                                                ============      ============

              * Other consists of interest and/or dividends receivable.


         As of December 31, 1995, the investments in the Intermediate Bond and Balanced Funds reflected in the accompanying Statement of Net Assets Available for Benefits represent the Plan's share of investments (approximately 3.1% of fair value) held by the Johnson & Johnson Pension Trust Fund. Total investments held by the Trust on behalf of the Plan and the various Johnson & Johnson Pension Plans are summarized as follows:

              Description                                    Fair Value            Cost
              -----------                                    ----------            ----
              U.S. Government Securities - Short Term   $    65,541,811     $  63,214,482
              Corporate Bonds & Notes - Short Term           63,578,204        60,490,951
              U.S. Government Securities - Long Term         82,984,564        80,345,294
              Corporate Bonds & Notes - Long Term            52,388,133        48,518,876
              Common Stocks:
                  Johnson & Johnson                         231,328,800        28,781,056
                  Other                                   1,218,027,797       976,659,152

              Preferred Stocks                               22,502,526        19,568,608
              Commingled Investment Funds                   163,311,922       169,233,841
              Temporary Investments                          65,984,414        61,454,154
              Other                                           6,319,021         6,321,928
                                                         --------------    --------------

                                                         $1,971,967,192    $1,514,588,342
                                                         ==============    ==============




                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


6.       Investments, (continued):


         Realized gains on investments sold and distributed during the year ended December 31, 1996 and 1995 are summarized as follows:

                      J&J Stock Fund                      Diversified Equity Fund               Employee Stock Ownership Plan Fund
                      --------------                      -----------------------               ----------------------------------
      Book Value      Proceeds         Gain       Book Value       Proceeds         Gain        Book Value  Proceeds       Gain
      ----------      --------         ----       ----------       --------         ----        ----------  --------       ----
1996  $41,810,530   $56,024,149   $14,213,619    $205,781,943    $237,162,941    $31,380,998    $1,222,499  $3,623,968   $2,401,469
1995   16,926,019    26,917,479     9,991,460     140,782,043     162,289,386     21,507,343     1,458,237   2,960,886    1,502,649


                     Intermediate Bond Fund                         Balanced Fund
                ---------------------------------          ----------------------------------
                Book Value    Proceeds       Gain          Book Value     Proceeds       Gain
                ----------    --------       ----          ----------     --------       ----
         1996   $18,254,334  $18,362,900    $108,566       $72,418,029   $78,248,648   $5,830,619
         1995     9,153,916    9,283,193     129,277        36,539,263    39,155,533    2,616,270

































                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued

7.  Tax Status:

     The Internal Revenue Service has determined and informed the Company by a letter dated January 17, 1986, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

8.  Termination Priorities:

    The Company has the right to terminate the Plan at any time, and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

9.  Indebtedness

    In connection with the formation of the Plan's ESOP feature, the Plan borrowed $100 million from Johnson & Johnson for the purpose of purchasing J&J common stock. The note bears interest at 9% and is payable through February 15, 2005. The Company is obligated to make contributions in cash to the ESOP which, when aggregated with the ESOP's dividends and interest earnings, equal the amount necessary to enable the ESOP to make its regularly scheduled payments of principal and interest due on the term loan.

    Aggregate maturities for the next five years are as follows:

                 1997            $ 6,396,796
                 1998              6,658,750
                 1999              6,955,528
                 2000              7,289,791
                 2001              7,664,462
                 Thereafter       31,614,495
                                 -----------
                                 $66,579,822
                                 ===========

     In the event of Plan termination or of termination of the employee stock ownership portion of the Plan, any unallocated shares shall be sold to the Company or on the open market. The proceeds of such sale shall be used to satisfy the outstanding principal and interest.

10.  Concentrations of Credit Risk

     Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.



                                    Continued

                         JOHNSON & JOHNSON SAVINGS PLAN
                    NOTES TO FINANCIAL STATEMENTS, Continued


10.  Concentrations of Credit Risk, (Continued):

     The Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution. If any of the insurance companies that the group annuity contracts are invested with fail to perform according to the contract, the asset value of the Plan could be impaired.


11.   Reconciliation of Financial Statements to Form 5500:

       The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                                         December 31,
                                                                                              1996
                                                                                              ----
           Net Assets Available for Benefits Per the Financial Statements                $1,945,107,473
           Amounts Allocated to Withdrawing Participants                                     (5,390,992)
                                                                                         --------------
           Net Assets Available for Benefits Per the Form 5500                           $1,939,716,481
                                                                                         ==============

                                                                                          Year Ended
                                                                                          December 31,
                                                                                              1996
                                                                                              ----
       Benefits Paid to Participants Per the Financial Statements                           $62,647,458

       Add: Amounts Allocated to Withdrawing Participants at
             December 31, 1996                                                                5,390,992

       Less: Amounts Allocated to Withdrawing Participants
             at December 31, 1995                                                            (4,368,400)
                                                                                            -----------

       Benefits Paid to Participants Per the Form 5500                                      $63,670,050
                                                                                            ===========

       Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 1996 but not yet paid as of that date.

12.    Subsequent Event

       On April 1, 1997 approximately $30 million, representing the assets of the Cordis Corporation Tax Sheltered Investment Plan, were transferred into the Johnson & Johnson Savings Plan.


                                    Continued

                                                           Supplemental Schedule


                         JOHNSON & JOHNSON SAVINGS PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1996

FACE AMOUNT
OR SHARES         ISSUES                                             COST                       FAIR VALUE
---------         ------                                             ----                       ----------
                  J&J STOCK FUND

                  Common Stock

12,004,118 shs.   Johnson & Johnson                                 $322,517,433              $606,592,091

                  Temporary Investments

$600,045          BT Pyramid Directed
                  Account Cash Fund                                      600,045                   600,045
                                                                    ------------              ------------

                  Total J&J Stock Fund                              $323,117,478              $607,192,136
                                                                    ============              ============


                  EMPLOYEE STOCK OWNERSHIP PLAN TRUST FUND

                  Common Stock

5,929,711 shs.    Johnson & Johnson                                 $ 95,349,753              $299,640,157


                  Temporary Investment

$ 4,556,130       BT Pyramid Directed
                  Account Cash Fund                                    4,556,130                 4,556,130
                                                                    ------------              ------------


                      Total ESOP Trust Fund                          $99,905,883              $304,196,287
                                                                     ===========              ============










                                    Continued

                                                           Supplemental Schedule


                         JOHNSON & JOHNSON SAVINGS PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                             AS OF DECEMBER 31, 1996


FACE AMOUNT           ISSUES                                                  FAIR VALUE
-----------           ------                                                  ----------
                  Loan Fund

$5,254,804        Loans to Participants
                  (Fixed Interest rate based on the prime
                  lending rate plus one percentage
                  point.   The repayment period is
                  from one to five years.)                                   $5,254,804

     8,703           Interest Receivable                                         8,703
                                                                           ------------


                  Total Loan Fund                                            $5,263,507
                                                                             ==========

                                                           Supplemental Schedule

                         JOHNSON & JOHNSON SAVINGS PLAN
                 ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                      DISPOSED                                             ACQUIRED
                                        ------------------------------------------------         ---------------------------
SECURITY/PARTY                                                                      GAIN/
DESCRIPTION                             SALES         COSTS       PROCEEDS          (LOSS)       PURCHASES             COSTS
                                        -----         -----       --------          ------       ---------             -----
                                    (# of Transactions)                                          (# of Transactions)
SERIES OF TRANSACTIONS:

     BT Pyramid Directed
      Account-Cash Fund                     (a)      $90,024,465      $90,024,465       0              (a)             $87,100,840

     Johnson & Johnson
       Common Stock                                                                                    207             $90,435,672








(a) Custodian is unable to provide detailed information on the number of transactions.

                                                           Supplemental Schedule



                         JOHNSON & JOHNSON SAVINGS PLAN
                  ITEM 27e - SCHEDULE OF NONEXEMPT TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996



                                            PURCHASES                                               SALES
                                 -----------------------------------                    -----------------------
NAME                             AFFILIATION                     COST                   SALES PRICE        GAIN
----                             -----------                     ----                   -----------        ----
Johnson & Johnson
     Common Stock              Plan Administrator           $90,435,672                 $ -                $ -

                       COOPERS & LYBRAND L.L.P. LETTERHEAD


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Johnson & Johnson Savings Plan on Form S-8 (File No. 02-77153 and 33-40295) of our report dated May 23, 1997, on our audits of the financial statements and financial statement schedules of Johnson and Johnson Savings Plan as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995, which report is included in the Form 11-K.

                                                       COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
June 20, 1997